EXHIBIT 10-M(b)

[Excerpt from Colgate-Palmolive Company 1997 Stock Option Plan, as amended on December 29, 2005]

Sections 1(n) and 5(i) of the Colgate-Palmolive Company 1997 Stock Option Plan as amended read in full as follows:

Section 1 (n): “Fair Market Value” of the Common Stock or any other Security (as defined in Section 5(i)) means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock or such Security, as the case may be, on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Security is listed. If there is no regular public trading market for the Security, the Fair Market Value of the Security shall be determined by the Committee in good faith.

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Section 5(i): Limited Change in Control Right. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive Common Stock or such other securities as the Committee may have determined to substitute therefor pursuant to Section 3 (such Common Stock and other securities being referred to collectively as “Securities” and individually as a “Security”), or, if the Committee so determines, cash, within 30 days of such notice, in an amount having a Fair Market Value (in the case of Securities) equal to or equal (in the case of cash) to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the “Spread”) multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(i) shall have been exercised.